Exhibit 5.1

2800 JPMorgan Chase Tower, 600 Travis Houston, TX 77002 Telephone: 713-226-1200 Fax: 713-223-3717 www.lockelord.com

May 14, 2018
Adams Resources & Energy, Inc.
17 South Briar Hollow Lane, Suite 100
Houston, Texas 77027

Ladies and Gentlemen:

We have acted as counsel to Adams Resources & Energy, Inc., a Delaware corporation (the “Corporation”), in connection with the preparation of the Corporation’s Registration Statement on Form S-8 (the “Registration Statement”) filed by the Corporation under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the offering and sale of up to 150,000 shares (the “Shares”) of common stock, $0.10 par value per share in the Corporation (the “Common Stock”), pursuant to that certain Adams Resources & Energy, Inc. 2018 Long-Term Incentive Plan (the “Plan”).
As the basis for the opinion hereinafter expressed, we have examined: (i) originals, or copies certified or otherwise identified to us as being true and complete copies of the originals, of (a) the Plan; (b) the Certificate of Incorporation of the Company (the “Certificate of Incorporation”), as amended to date; (c) the By-laws of the Company, as amended to date; (d) certain resolutions of the Board of Directors of the Company; and (e) such other corporate records, certificates, instruments and documents as we have deemed necessary or advisable for the purposes of this opinion; and (ii) such statutes, including the Delaware General Corporation Law (the “DGCL”), and regulations as we have deemed necessary or advisable for the purposes of this opinion. We have not independently verified any factual matter relating to this opinion. In making our examination, we have assumed and have not verified that all signatures on documents examined by us are genuine, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity with the original documents of all documents submitted to us as copies. We have also assumed that (i) the Registration Statement has been filed with the Commission and has become effective under the Securities Act, (ii) each award agreement setting forth the terms of each award granted pursuant to the Plan is consistent with the Plan and has been duly authorized and validly executed and delivered by the parties thereto, (iii) at the time of each issuance of Shares, there will be sufficient shares of Common Stock authorized for issuance under the Certificate of Incorporation that have not otherwise been issued or reserved or committed for issuance, and (iv) the price per share paid for Shares issued pursuant to the Plan is not less than the par value of the Shares.
Based on the foregoing, and on such legal considerations as we deem relevant and subject to the assumptions, exceptions, qualifications and limitations set forth herein, we are of the opinion that the Shares have been duly authorized and, when issued in accordance with the terms of the Plan and the related award agreements thereunder, as applicable, will be validly issued, fully paid and non-assessable. We express no opinion as to matters involving any law other than the DGCL. For purposes of this opinion, we assume that the Shares will be issued in compliance with all applicable state securities or blue sky laws.
We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement on Form S-8 filed on the date hereof. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Commission issued thereunder. Our opinion is rendered as of the date hereof, and we assume no obligation to update or supplement our opinion to reflect any change of fact, circumstance or law after such time.

Very truly yours,

/s/ Locke Lord LLP

LOCKE LORD LLP